Exhibit 10.6

RELEASE AND SEVERANCE AGREEMENT

This RELEASE AND SEVERANCE AGREEMENT is made and entered into effective as of the 19th day of May, 2006, by and between Randall L. Hull (“Hull”), on the one hand, and Environmental Power Corporation (“EPC”) and Microgy, Inc. (“Microgy”), on the other hand (EPC and Microgy together, and collectively with their former, current and future parents, agents, officers, directors, employees, successors, predecessors, and affiliated companies, the “Company”).

RECITALS

A. The Company and Hull are parties to that certain letter agreement, dated June 21, 2005, relating to the terms of his employment with Microgy (the “Employment Letter”).

B. The Company and Hull are parties to an Employee Proprietary Information and Inventions Agreement (the “Employee NDA Agreement”).

C. The Company terminated Hull’s employment on March 14, 2006 (the “Termination Date”).

D. It is a condition of the Company’s obligation to make any severance payments under the Employment Letter that Hull agree to execute a release in form satisfactory to the Company.

E. The Company and Hull desire to make certain other arrangements in addition to those provided for under the Employment Letter.

AGREEMENT

For good and valuable consideration, including the covenants hereinafter set forth, Hull and the Company agree as follows:

1. General Release

Hull, for the valuable consideration set forth below, for himself and anyone who may claim through him, including, but not limited to, his personal representatives, heirs, and assigns, does hereby irrevocably and unconditionally release and forever discharge the Company and its affiliated corporations of any nature, each of their agents, directors, officers, employees, representatives, attorneys, predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) of and from any and all claims, assertion of claims, expenses, debts, demands, actions, causes of action, suits, liabilities, and/or expenses (including attorneys’ fees) of any nature whatsoever, whether or not now known, suspected or claimed, which they ever had, now have, or hereafter acquire, both at law and in equity, arising out of any fact or matter in any way related or connected with Hull’s employment with the Company and/or the termination thereof, including without limiting the generality of the foregoing, claims by Hull which are unknown at the present time, and including, without limitation of the foregoing, any and all claims arising out of or related to Hull’s employment with the Company, the termination of his employment with the Company, or any alleged violation by the Company or each of them of any federal, state or local statutes, ordinances or common laws, including, but not limited to:

(a) Claims asserted directly or indirectly, impliedly or inferentially in communications between Hull and the Company and/or that may or could have been asserted therein;

(b) Claims based on any federal or state statute (including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act and/or any law of the State of New Hampshire); and

(c) Any claim for attorneys’ fees, cost of prosecution and the like.

2. Forbearance of Litigation

It is further specifically acknowledged by Hull that neither he nor any person, organization or other entity acting on his behalf has or will file, charge, claim, sue or cause or permit to be filed any charge, claim or action for damages or other relief against the Company or any other Releasee involving any matter occurring in the past up to the date of this Agreement or involving any continuing effects of actions or practices which arose prior to the date of this Agreement or involving or based upon any claims, demands, causes of action, obligations, damage or liabilities which are the subject of this Agreement, and that if any such charge, claim, suit, or cause of action has been filed he will immediately cause it to be withdrawn or dismissed with prejudice and without costs.

3. Return of Company Property/No Future Employment

Hull acknowledges that during his employment with the Company, he obtained property of the Company’s and that he created and/or completed, on the Company’s behalf, documents and/or paperwork that belong to the Company. Hull agrees that, except as otherwise provided in Section 6 below, he will return to the Company with this signed agreement any such property and paperwork, including but not limited to (1) all written notes taken over the course of his employment with the Company, (2) all originals and copies of any documents that contain or refer to any information regarding the Company’s business, (3) all Company equipment, materials and supplies, (4) all Company records and (5) all other documents that pertain in any way to the Company’s business.

Hull also agrees not to apply for employment, reemployment or reinstatement with the Company or its publicly identified parents, affiliates, or subsidiaries, at any time in the future, and he further waives and releases forever any right or rights he might have to such employment, reemployment or reinstatement.

4. No Admission of Liability

It is further understood and agreed by Hull that this settlement is a compromise of doubtful and disputed claims and that this agreement is not and is not to be construed as an admission of liability on the part of the Company, the other Releasees or any of them, by whom liability is expressly denied. The parties have entered into this Agreement for the sole purpose of avoiding the burden, expenses, delay and uncertainties of litigation.

5. Payments to Hull

(a) Hull acknowledges payment prior to the date hereof in the amount of $8,461.54 in respect of all accrued and unused vacation time through the Termination Date.

(b) In consideration for the release of claims and all other obligations undertaken herein by Hull, after the execution of this Agreement and receipt of all of the Company property described in paragraph 3 above, the Company will pay to Hull the full amount of the severance payments to which he would be entitled under the Employment Letter; provided, however, that the parties intend and agree that Employment Letter is hereby deemed amended to limit the amount of severance payments under the Employment Letter to the amounts permissible under Internal Revenue Code Prop. Regs. 1.409A-1(b)(9)(iii). Pursuant to the amended Employment Letter, severance payments shall be made in the aggregate amount of $100,000 (the “Severance Payment”), subject to Hull’s continued compliance with his obligations under this Agreement and the Employee NDA Agreement. The Severance Payment will be made in one lump sum on the first business day following the six-month anniversary of the Termination Date. Advances made on or prior to May 31, 2006 in the amount of $33,205.16 (“Advances”) as further consideration for (i) Hull’s compliance with the terms of the Employee NDA Agreement (including, without limitation, Section 3 thereof relating to non-competition and non-solicitation (the “Non-Competition Provisions”)) and (ii) consulting and transition services provided by Hull to the Company since the Termination Date, will be credited against the Severance Payment if such Severance Payment becomes due and payable. Notwithstanding the foregoing, in the event that Hull violates any provision of the Employee NDA Agreement (including, without limitation, the Non-Competition Provisions), the Severance Payment shall not be payable and Hull will be required immediately to repay the Advances in full to the Company.

6. Choice of Law

This document is deemed to have been delivered within the State of New Hampshire, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with, and governed by, the laws of the State of New Hampshire without regard to conflict of law rules.

7. Partial Invalidity

Should any provision of this Agreement be declared or be determined by any court to be invalid, illegal, or unenforceable, the validity of the remaining parts, terms and provisions shall not be in any way affected or impaired thereby, and said invalid, illegal or unenforceable part, term or provision shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible and if that is not possible, shall be deemed not to be part of this Agreement.

8. Hull represents and warrants that he has been advised by the Company, and is hereby advised, that:

(a) Various State and Federal laws prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, disability or veteran status.

(b) If he believes that his decision to enter into this Agreement was coerced or discriminatory, then he should not enter into this Agreement.

(c) He has been given a reasonable opportunity to consider this Agreement before executing it.

(d) He was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.

(e) He has twenty-one (21) days from the date of receipt of this agreement within which to consider it.

(f) He may, within seven (7) days following the date he executes this Agreement and returns it to the Company’s President and Chief Executive Officer, cancel and terminate this Agreement by giving written notice of his intent to terminate to the Company’s President and Chief Executive Officer, and this Agreement shall not become effective or enforceable until the seven-day period has expired.

9. Knowing and Voluntary Release

Hull represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, that he has been advised by counsel of his own choice, that he is knowingly and voluntarily entering into this Agreement with the intention of being bound hereby and that neither the Company, any other Releasee nor their agents, representatives or attorneys, have made any representations concerning the terms or effects of this Agreement other than those contained herein.

10. Non-Disparagement Clause

Hull agrees not to make any disparaging remarks, whether written or oral, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill or business of the Company, or any of its officers, directors or employees, or otherwise make remarks that negatively reflect upon the Company or any of its officers, directors or employees.

11. Employee NDA Agreement/Non-Competition

Hull acknowledges and agrees that the terms of the Employee NDA Agreement remain in full force and effect and are unaffected by his termination or the terms of this Agreement. Without limiting the foregoing, Hull acknowledges and agrees that he will continue to abide by the Non-Competition Provisions

12. Complete Agreement/Counterparts and Facsimile Signatures

Hull agrees that this Agreement contains the entire agreement for the settlement of all of Hull’s claims against the Company and/or any other Releasee, and its terms are contractual and not merely recitals. This Agreement may be signed in counterparts and by facsimile signatures.

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IN WITNESS WHEREOF, the said Randall L. Hull, having read the foregoing Agreement carefully, and knowing and understanding its contents and effects, signs and seals the same as his own free act and deed.

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE COMPANY:

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Kamlesh R. Tejwani
Kamlesh R. Tejwani
President and Chief Executive Officer

HULL:

/s/ Randall L. Hull
Randall L. Hull